Trading Symbol (LMD:TSX V) Suite 890, 151 Bloor St West Toronto Ontario Canada M5S 1S4 T el : (416) 927-7000 Fax : (416) 927-1222 www.lingomedia.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA APPROVED FOR U.S. LISTING

Toronto, Canada, January 22, 2004 - Lingo Media Inc. (LMD:TSX V and LNGMF:OTCBB), a leading educational publisher in China, is pleased to announce that its common shares have been listed for trading on the NASD OTC Bulletin Board under the symbol “LNGMF:OTCBB”.

“The inter-listing of Lingo Media’s shares in the United States will provide the Company with access to a worldwide investor audience many times greater than it currently enjoys in Canada alone,” said Michael Kraft, President, & CEO of Lingo Media.  “We anticipate that the listing will lead to increased exposure for Lingo Media and enhanced market liquidity for the benefit of current and future shareholders.”

The Company intends to maintain it’s listing for trading on the TSX Venture Exchange under its current trading symbol LMD.

Lingo Media is a leading publisher of English language learning programs incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media's has a commanding presence in the Chinese educational market of more than 200 million English language students. To date, over 45 million units from Lingo Media's library of more than 140 programs titles have been published and sold in China

For further information, contact:

Michael Kraft, President & CEO

Tel: (416) 927-7000, ext. 23

Toll Free Tel: (866) 927-7011

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained in this press release and included in our Registration Statement 20-F, and other materials filed with the Securities and Exchange Commission ("SEC") may contain, without limitation, statements regarding market share leadership, compounded aggregate growth rate, and competitive landscape.  Actual results could deviate from these forward-looking statements, which are made as of the date of this press release.  The Company assumes no obligation to update information concerning its expectations.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS PRESS RELEASE..